Exhibit 99.9

FOR IMMEDIATE RELEASE		October 25, 2007
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST THIRD QUARTER RESULTS BUOYED BY HOT WEATHER
PHOENIX — Benefiting from one of the hottest Arizona summers on record, Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income for the quarter ended September 30, 2007, of $208.7 million, or $2.07 per diluted share of common stock. This result compares with $184.2 million, or $1.84 per diluted share, for the same period in 2006.
“Our improved results were driven by higher retail sales at Arizona Public Service (APS) as a result of hotter than normal temperatures,” said Pinnacle West Chairman Bill Post. The extreme weather in the quarter – punctuated by a record 32 days with highs of 110 degrees or higher in the Phoenix metropolitan area and by the hottest August on record – improved the Company’s earnings by $16 million, or $0.16 per share.
In addition to the weather effects, the 2007 third quarter also was positively impacted by tax benefits of $10 million, or $0.10 per share, related to prior years. Solid customer growth was offset by increases in operating and maintenance costs for generation and customer service; and lower results from the Company’s real estate operations.
APS reported net income of $204.3 million for the third quarter of 2007, compared with net income of $168.6 million for the same period a year ago. The Company benefited from strong operational performance at the Palo Verde Nuclear Generating Station (which achieved a site average capacity factor of 89 percent); increased retail sales of 6.4 percent; and retail customer growth of 3.2 percent.
“Even with a slowing housing market, our growth continues at a fairly strong level of 3.2 percent compared with our ten-year average of 3.8 percent,” Post said. “Our state’s rapidly growing population requires continuing infrastructure investments. Over the next five years, we expect to spend about $1 billion annually on transmission, distribution and generation infrastructure to meet our customers’ needs and support Arizona’s economy.”
SunCor Development Co., Pinnacle West’s real estate subsidiary, reported net income of $6.0 million, compared with $17.5 million in the 2006 third quarter. The decrease was primarily due to lower sales of residential property and land parcels attributable to the effects of deteriorating credit markets.

PINNACLE WEST 2007 THIRD QUARTER EARNINGS	October 25, 2007 Page 2 of 2

For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2007 third quarter earnings and recent developments at 1:30 pm (ET) today, October 25. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 19150269. A replay of the call also will be available until 11:55 p.m. (ET), Thursday, November 1, 2007, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and the same reservation number.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006
Operating Revenues
Regulated electricity segment	$1,043,723	$886,979	$2,291,067	$2,065,823
Real estate segment	47,411	97,871	173,013	318,328
Marketing and trading	99,203	84,425	264,311	259,352
Other revenues	15,597	7,167	36,113	28,173

Total	1,205,934	1,076,442	2,764,504	2,671,676

Operating Expenses
Regulated electricity segment fuel and purchased power	407,242	314,150	880,932	735,489
Real estate segment operations	46,391	78,853	154,008	248,595
Marketing and trading fuel and purchased power	93,860	80,906	226,337	227,797
Operations and maintenance	178,419	164,396	527,307	511,155
Depreciation and amortization	95,059	90,390	277,515	267,308
Taxes other than income taxes	34,940	31,697	104,416	99,970
Other expenses	11,246	5,610	28,537	22,562

Total	867,157	766,002	2,199,052	2,112,876

Operating Income	338,777	310,440	565,452	558,800

Other
Allowance for equity funds used during construction	5,235	3,178	14,874	10,612
Other income	4,276	18,055	11,976	34,448
Other expense	(6,744)	(3,693)	(13,685)	(12,953)

Total	2,767	17,540	13,165	32,107

Interest Expense
Interest charges	54,393	50,577	158,352	143,985
Capitalized interest	(5,435)	(5,612)	(15,455)	(14,595)

Total	48,958	44,965	142,897	129,390

Income From Continuing Operations Before Income Taxes	292,586	283,015	435,720	461,517

Income Taxes	91,588	98,836	140,428	154,900

Income From Continuing Operations	200,998	184,179	295,292	306,617

Income (Loss) From Discontinued Operations
Net of Income Taxes	7,710	(12)	8,940	2,159

Net Income	$208,708	$184,167	$304,232	$308,776

Weighted-Average Common Shares Outstanding — Basic	100,324	99,491	100,200	99,277

Weighted-Average Common Shares Outstanding — Diluted	100,829	99,973	100,767	99,723

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$2.00	$1.85	$2.95	$3.09
Net income — basic	$2.08	$1.85	$3.04	$3.11
Income from continuing operations — diluted	$1.99	$1.84	$2.93	$3.07
Net income — diluted	$2.07	$1.84	$3.02	$3.10